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                     November 10, 2021

       Jamie Oei
       Chief Executive Officer
       Hoops Scouting USA
       63 Rocio Court
       Palm Desert, CA 92260

                                                        Re: Hoops Scouting USA
                                                            Amendment No. 1 to
Registration Statement on Form S-1
                                                            Filed November 3,
2021
                                                            File No. 333-260704

       Dear Ms. Oei:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology